Exhibit 3.1

Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "PROCAP FINANCIAL, INC.", FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF SEPTEMBER, A.D. 2026, AT 9:51 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID RESTATED CERTIFICATE IS THE TWENTY-SECOND DAY OF SEPTEMBER, A.D. 2026 AT 12:01 O'CLOCK A.M.

Charuni Patibanda-Sanchez, Secretary of State

10221089 8100
SR# 20264432621

Authentication: 205187003
Date: 09-21-26

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SILVIA, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

Silvia, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

FIRST: The name of the Corporation is Silvia, Inc. The Corporation was originally incorporated under the name ProCap Financial, Inc. pursuant to a Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 17, 2025 (the "Original Certificate of Incorporation"), as amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on September 17, 2026 and effective September 22, 2026 (the Original Certificate of Incorporation, as so amended, the "Certificate of Incorporation").

SECOND: This Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the provisions of the Certificate of Incorporation, was duly adopted by the Board of Directors of the Corporation on September 2, 2026 in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, no vote of the stockholders of the Corporation being required pursuant to Section 242(b)(1) of the General Corporation Law of the State of Delaware.

THIRD: This Amended and Restated Certificate of Incorporation shall become effective at 12:01 a.m. Eastern Time on September 22, 2026.

FOURTH: The Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I
NAME OF THE CORPORATION

The name of the corporation is Silvia, Inc. (the "**Corporation**").

ARTICLE II
REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle, Delaware, 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III
NAME AND ADDRESS OF INCORPORATOR

The name and mailing address of the incorporator are as follows:

NAME	MAILING ADDRESS
Anthony Pompliano	600 Lexington Ave., Floor 2, New York, New York 10022

ARTICLE IV
BUSINESS PURPOSE

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:51 PM 09/17/2026
FILED 09:51 PM 09/17/2026
SR 20264432621 - File Number 10221089

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "**DGCL**").

ARTICLE V
CAPITAL STOCK

Section 5.01 Authorized Classes of Stock. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is six hundred million (600,000,000), of which five hundred fifty million (550,000,000) shares shall be shares of common stock having a par value of $0.001 per share ("**Common Stock**") and fifty million (50,000,000) shares shall be shares of preferred stock having a par value of $0.001 per share ("**Preferred Stock**").

Section 5.02 Common Stock. Except as otherwise required by law, as provided in this Amended and Restated Certificate of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the board of directors of the Corporation (the "**Board of Directors**") with respect to any series of the Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share it holds. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary.

Section 5.03 Preferred Stock. The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.

ARTICLE VI
BOARD OF DIRECTORS

Section 6.01 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 6.02 Number. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board of Directors shall be the number of directors as fixed from time to time in accordance with the by-laws of the Corporation (the "**By-Laws**").

Section 6.03 Newly Created Directorships and Vacancies. Except as otherwise required by law and subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, may

be filled by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom they have replaced, a successor is duly elected and qualified, or the earlier of such director's death, resignation, or removal.

Section 6.04 Written Ballot. Unless and except to the extent that the By-Laws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VII
LIMITATION OF LIABILITY; INDEMNIFICATION

Section 7.01 Limitation of Liability. To the fullest extent permitted by the DGCL as it currently exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director or officer. No amendment to, modification of, or repeal of this Section 7.01 shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment.

Section 7.02 Indemnification. The corporation shall indemnify to the fullest extent permitted by law as it now exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that the person is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 7.02 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VIII
STOCKHOLDER ACTION

Section 8.01 Stockholder Consent Prohibition. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent by such stockholders.

Section 8.02 Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation shall be called only by: (i) the Board of Directors; or (ii) the Secretary of the Corporation, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the By-Laws.

ARTICLE IX
BY-LAWS

Section 9.01 Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the By-Laws without any action on the part of the stockholders.

Section 9.02 Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the By-Laws.

ARTICLE X
SECTION 203 OF THE DGCL OPT-OUT

The Corporation shall not be governed or subject to Section 203 of the DGCL.

ARTICLE XI
FORUM

Section 11.01 Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for:

(a) any derivative action or proceeding brought on behalf of the corporation;

(b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Corporation to the Corporation or the Corporation's stockholders;

(c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation or the By-Laws; or

(d) any action asserting a claim governed by the internal affairs doctrine,

in each case, subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. If any action the subject matter of which is within the scope of this Section 11.01 is filed in a court other than a court located within the State of Delaware (a "**Foreign Action**") in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section 11.01 (an "**Enforcement Action**"), and (y) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder's counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.01.

ARTICLE XII
AMENDMENTS

The Corporation reserves the right to amend, alter, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 17th day of September, 2026.

SILVIA, INC.

By: /s/ Kyle Wood
Name: Kyle Wood
Title: Chief Legal Officer and Secretary